Exhibit 99.1

American Spectrum Realty Reports 2012 Year End Results

HOUSTON--(BUSINESS WIRE)--April 1, 2013--American Spectrum Realty, Inc. (NYSE MKT: AQQ) (“the Company”), a real estate investment, management and leasing company headquartered in Houston, Texas, announced today its results for the year ended December 31, 2012.

Corporate general and administrative expenses decreased by approximately $1.7 million for the year ended December 31, 2012 compared to the year ended December 31, 2011. The decrease was in large part attributable to a reduction in corporate personnel costs and professional fees through streamlined operations. In 2012, the Company relocated its accounting department from Irvine, California to Houston, Texas, thereby reducing annual costs by approximately $0.5 million. This restructuring has allowed the Company to reduce redundancy between its two corporate office locations and provide more efficient service to third-party management clients. The decrease was also due to a decrease in legal costs, primarily related to the Evergreen lawsuit incurred in 2011, as well as other cost cutting measures implemented by management.

Rental revenue for the year ended December 31, 2012 decreased by approximately $3.7 million compared to the year ended December 31, 2011. The decrease in rental revenue was primarily due the deconsolidation of variable interest entities (“VIE’s”), which resulted in a reduction in rental revenue of approximately $4.3 million. Rental revenue from our VIE properties consolidated for the full years 2012 and 2011 increased by approximately $0.6 million, primarily due to an increase in occupancy. Rental revenue for our owned properties was virtually unchanged. The weighted average occupancy of all properties consolidated was 80% at December 31, 2012.

Net income attributable to common stockholders for the year ended December 31, 2012 was $1.2 million, or $0.40 per share, compared to net income of $3.8 million, or $1.32 per share for the year ended December 31, 2011. The net income for 2012 included income from discontinued operations of $8.3 million, compared to income from discontinued operations of $12.6 million for 2011.

The Company’s Funds From Operations (FFO), a widely accepted supplemental measure of REIT performance established by the National Association of Real Estate Investment Trusts, was $(3.8) million for the year ended December 31, 2012 compared to $2.1 million for the year ended December 31, 2011. The Company’s business is the ownership, operation and management of real estate. It believes that FFO is helpful to investors when measuring operating performance because it excludes various items that are considered in the determination of net income or loss that do not relate to or are not indicative of operating performance, such as gains or losses from sales of operating properties and depreciation and amortization, which can make periodic and peer analyses of operating performance more difficult. The following table reflects the reconciliation of FFO to net income attributable to the Company, the most directly comparable Generally Accepted Accounting Principles measure, for the year ended December 31, 2012 and December 31, 2011 (in thousands):

	Year Ended December 31,
	2012	2011
Net income attributable to the Company	$1,414	$3,999
Depreciation and amortization from discontinued operations	1,820	6,057
Gain on sale of discontinued operations attributable to the Company	(13,243)	(17,129)
Deferred income tax expense	815	2,115
Depreciation and amortization attributable to the Company’s owned properties	5,399	7,067
FFO	$3,795	$2,109

American Spectrum Realty, Inc. is a real estate investment company that owns, through an operating partnership, interest in office, industrial self-storage, retail and multi-family properties throughout the United States. The Company has been publicly traded since 2001. American Spectrum Management Group, Inc., a wholly-owned subsidiary of the Company, manages and leases all properties owned by American Spectrum Realty, Inc. as well as for third-party clients.

American Spectrum Management Group, Inc. provides first-class management and leasing services for office, industrial, retail, self-storage, student housing and multi-family properties totaling over 10 million square feet in multiple states. For more information, visit www.asrmanagement.com or call 713-706-6200.

Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate. Such risks and uncertainties are disclosed in the Company’s past and current filings with the U.S. Securities and Exchange Commission.

- Financial Tables Follow –

AMERICAN SPECTRUM REALTY, INC CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share amounts)

	Year Ended December 31,
	2012	2011
REVENUES:
Rental revenue	$51,927	$55,630
Third party management and leasing revenue	3,060	3,859
Interest income	125	345
Total revenues	55,112	59,834

EXPENSES:
Property operating expense	16,849	16,492
Corporate general and administrative	10,204	11,916
Depreciation and amortization	20,752	25,053
Interest expense	20,660	22,371
Impairment expense	982	3,782
Total expenses	69,447	79,614

OTHER INCOME:
Gain on litigation settlement	-	4,076
Other income	718	485
Total other income	718	4,561

Loss from continuing operation before deferred income tax	(13,617)	(15,219)

Deferred income tax benefit	3,511	2,426

Loss from continuing operations	(10,106)	(12,793)

Discontinued operations:
Loss from operations	(2,428)	(8,898)
Gain on disposition of discontinued operations	15,075	26,016
Income tax (expense) benefit	(4,326)	(4,541)
Income from discontinued operations	8,321	12,577

Net Loss, including non-controlling interests	(1,785)	(216)

Net loss attributable to non-controlling interests	3,199	4,215

Net Income attributable to American Spectrum Realty, Inc.	1,414	3,999

Less: Preferred stock dividend	(240)	(240)

Net Income attributable to American Spectrum Realty, Inc. common stockholders	$1,174	$3,759

Basic and diluted per share data:
Loss from continuing operations attributable to American Spectrum Realty, Inc. common stockholders	($1.65)	($0.90)
Income from discontinued operations attributable to American Spectrum Realty, Inc. common stockholders	2.05	2.22
Net Income attributable to American Spectrum Realty, Inc. common stockholders	$0.40	$1.32

Basic and diluted weighted average shares used	3,569,032	3,008,836

Amounts attributable to American Spectrum Realty, Inc. common stockholders:
Loss from continuing operations	$(6,122)	$(2,917)
Income from discontinued operations	7,296	6,676
Net Income	$1,174	$3,759

CONTACT:
American Spectrum Realty, Inc.
William J. Carden, 713-706-6200
Chairman, President and CEO